As filed with the Securities and Exchange Commission on March 27, 2007
Registration No. 333-87955

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bankrate, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0423422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11760 U.S. Highway One, Suite 200
North Palm Beach, Florida 33408
(Address of Principal Executive Offices) (Zip Code)

1997 Equity Compensation Plan
1999 Equity Compensation Plan, as amended and restated
(Full Title of Plans)

Edward J. DiMaria
Senior Vice President and Chief Financial Officer
477 Madison Avenue, Suite 430
New York, New York 10022
(917) 368-8600
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.01 par value per share	2,000,000	$ 35.43	$ 70,860,000	$ 1084.16

(1)
The 2,000,000 shares of Common Stock being registered by this Post-Effective Amendment No. 1 represent shares underlying certain of the stock options granted by the Registrant under the 1999 Equity Compensation Plan (the “1999 Plan”). The 1999 Plan, as amended, provides for a total of 3,500,000 shares of Common Stock that may be issued upon exercise of stock options granted under the 1999 Plan, 1,500,000 of which were registered on Form S-8 Registration No. 333-87955 on September 28, 1999. This Post-Effective Amendment No. 1 shall also cover, in accordance with Rule 416, an undetermined number of additional shares that may be issued if the antidilutive provisions of the 1999 Plan become operative. The registration fees for the previously registered shares were paid at the time that the previous registration statement was filed.

(2)	The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the Common Stock as reported by NASDAQ Global Select Market on March 26, 2007.

(3)	This estimate is made pursuant to Rules 457(c) and (h) under the Securities Act of 1933, solely for the purpose of determining the amount of the registration fee.

EXPLANATORY NOTE

Bankrate, Inc., a Florida corporation (the “Registrant”), previously filed a Registration Statement on Form S-8 (File No. 333-87955) on September 28, 1999 (the “Prior Statement”) registering 1,500,000 shares of the Registrant’s Common Stock, par value $0.01 per share, underlying stock options granted under Registrant’s 1999 Equity Compensation Plan (the “1999 Plan”) and 1,500,000 shares of Registrant’s Common Stock underlying stock options granted under the Registrant’s 1997 Equity Compensation Plan.

The Registrant’s board of directors and stockholders subsequently approved an amendment to the 1999 Plan that increased the number of shares authorized for issuance under the 1999 Plan from 1,500,000 to 3,500,000.

This Post-effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed to register additional shares of Common Stock as set forth on the facing page pursuant to General Instruction E of Form S-8. The contents of the Registrant’s Prior Statement are incorporated herein by reference.

Exhibits

10.1	Bankrate, Inc. Amended and Restated 1999 Equity Compensation Plan - incorporated herein by reference to Exhibit 10.8 of the Registrant's Form 10-K (filed 3/16/07) (No. 0-25681).
5.1	Opinion of Gunster, Yoakley & Stewart, P.A.+
23.1	Consent of KPMG LLP+
23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)+
+ Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Palm Beach, Florida, on March 26, 2007.

BANKRATE, INC.

By:	/s/ Thomas R. Evans
Thomas R. Evans President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/ Thomas R. Evans	President, Chief Executive Officer and	March 26, 2007
Thomas R. Evans	Director (Principal Executive Officer)

By: /s/ Edward J. DiMaria	Senior Vice President and Chief Financial Officer	March 26, 2007
Edward J. DiMaria	(Principal Financial and Accounting Officer)

By: /s/ Robert P. O’Block	Director	March 26, 2007
Robert P. O’Block

By: /s/ Richard J. Pinola	Director	March 26, 2007
Richard J. Pinola

By: /s/ Randall E. Poliner	Director	March 26, 2007
Randall E. Poliner